EXHIBIT 99.1

Industrial Minerals Announces Date of Annual and Special Meeting

Ottawa, Canada - (Market Wire) – May 19, 2011 – Industrial Minerals Inc. (“IDSM” or the “Company”) (OTCBB: IDSM) announces that it will hold an Annual and Special Meeting of Shareholders (the “Meeting”) at 11:00am on Wednesday, June 29, 2011 at the Company’s offices located at Suite 201, 290 Picton Avenue, Ottawa, Ontario. The Board of Directors has fixed May 20th, 2011 as the record date for the Meeting.

The purposes of the Meeting are to:

●	Elect the following nominees to the Company’s Board of Directors; Campbell Birge, Gregory Bowes and Douglas Perkins;

●	Approve the Company’s 2011 Stock Option Plan (the “2011 Plan”);

●	Approve a change in the Company’s name to ”Mindesta Inc”;

●	Approve a plan to consolidate the Company’s stock on a 20:1 basis;

●	Amend Item 7 of Article 1 of the Company’s bylaws to define quorum as “one third” of all outstanding shares;

●	Amend Article III of the Company’s bylaws to define the Company’s executive positions as “President or CEO” and “Treasurer or CFO”;

●	Ratify the appointment of Independent Registered Public Accountants, Meyers Norris Penny LLP as the Company’s auditors; and

●	Address any other business that may properly come before the meeting.

The Company believes its financial and legal issues have been resolved and the Board of Directors feels that the name change and the share consolidation are necessary and critical to make the next step in the Company’s turnaround which is the acquisition of a new business venture.  All shareholders are urged to complete and submit their proxies as a quorum of 50% of shareholders is required to pass the resolutions.

The Board of Directors continues to review alternatives to enable IDSM shareholders to participate directly in the success of its subsidiary, Northern Graphite Corporation (“Northern”), which recently completed an initial public offering and obtained a listing on the TSX Venture Exchange.  There are a number of complex legal and taxation issues which must be considered and the Company wants to be supportive of Northern’s efforts to finance development of the Bissett Creek graphite deposit as this will enhance the value of IDSM’s investment.   The Company owns 9,750,000 Northern shares which represents an interest of approximately 31%.

For additional information, please contact:
Gregory Bowes, CEO                          (613) 241-9959

This press release contains forward-looking statements, which can be identified by the use of statements that include words such as "could", "potential", "believe", "expect", "anticipate", "intend", "plan", "likely", "will" or other similar words or phrases. These statements are only current predictions and are subject to known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. The Company does not intend, and does not assume any obligation, to update forward-looking statements, whether as a result of new information, future events or otherwise, unless otherwise required by applicable securities laws. Readers should not place undue reliance on forward-looking statements.

NO REGULATORY AUTHORITY HAS APPROVED OR DISAPPROVED OF THE CONTENTS OF THIS RELEASE.